Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Provides Business Update Related to

COVID-19 and Reports Second Quarter 2020 Financial Results

WINTER PARK, Fla.—(BUSINESS WIRE)—July 31, 2020—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today provided a business update on the impact of the COVID-19 pandemic and reported unaudited financial results for its second quarter ended June 28, 2020.

COVID-19 Business Update:

•During the second quarter of 2020, the COVID-19 pandemic continued to impact overall sales and traffic. As previously reported, Company-operated Ruth’s Chris dining rooms were closed in all domestic U.S. locations during April, and the Company transitioned its services to take-out and delivery operations in 69% of its restaurants (56 of 81 locations).  By the end of June, the Company was able to re-open 88% (71 of 81) of its restaurants, which included opening dining rooms in 59 capacity restricted locations.  The re-opening of the Company’s dining rooms was the primary contributor to the rapid sales acceleration in June.

•The 24 Company restaurants that operated with open dining rooms for the full month of June experienced sales at 81% of 2019 levels.  Additionally, all 24 restaurants had positive cash flows, as well as strong restaurant operating margins consistent with the margin levels in June 2019 due to operating and labor initiatives that the Company has implemented.

Over the past several weeks, while some states have begun to re-tighten their dining room restrictions, the Company’s sales performance has continued to improve. Through July 28th, month-to-date comparable sales at Company-owned restaurants (open and closed) are down 47% year over year, with average weekly sales of $53,700 per open restaurant.

As of July 28th, the Company’s restaurants are operating in several different modes.  Currently, 88% (71 of 81) of Company-owned and managed restaurants are open and 10 remain closed.  Of the 71 Company-owned restaurants that are open, 52 are operating with open dining rooms that have capacity restrictions, 15 are operating with outdoor seating only, and four are operating with only take-out and delivery.

Currently, 93% (68 of 72) of the Company’s franchisee-owned restaurants are open and four remain closed.  Of the 68 franchisee-owned restaurants that are open, 66 have open dining rooms with capacity restrictions, one restaurant is operating with outdoor seating only, and one restaurant is operating with only take-out and delivery.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “While the past several months have been a test of resiliency, the tireless efforts of our Ruth’s Chris team have transformed our business. Demonstrated by significant improvements in our sales trends, I’m pleased to say that we have been encouraged by the strong consumer demand, despite capacity restrictions. Our team continues to provide the renowned service Ruth’s Chris is known for, all while keeping the health and safety of our guests paramount.”

Henry concluded, “While there is continued uncertainty surrounding COVID-19, it is clear to me that there is solid consumer demand for eating in our dining rooms when we are able to re-open.  We believe that our cash position, expense reductions and operational changes provide the financial resources to withstand continued market volatility. I’m incredibly grateful for the privilege of serving with both our Ruth Chris’ team members and franchise partners.”

Highlights for the second quarter of 2020 were as follows:

•Total revenue in the second quarter of 2020 was $28.4 million, compared to $110.2 million in the second quarter of 2019.

•Net loss in the second quarter of 2020 was $17.6 million, or ($0.59) per diluted share, compared to net income of $9.3 million, or $0.31 per diluted share, in the second quarter of 2019.

-Net loss in the second quarter of 2020 included $330 thousand in one-time severence payments, $488 thousand in gains related to lease modifications, a $4.3 million impairment loss related to long-lived assets and inventory, and a $175 thousand income tax expense related to the impact of discrete income tax items.  Net income in the second quarter of 2019 included $71 thousand in expenses associated with the acquisition of the three restaurants from the Company’s Philadelphia and Long Island franchisee, as well as a $122 thousand income tax benefit related to the impact of discrete income tax items.

-Excluding these items, non-GAAP diluted loss per common share was ($0.48) in the second quarter of 2020, compared to a non-GAAP diluted earnings per common share of $0.31 in the second quarter of 2019.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Due to the fluid nature of the COVID-19 pandemic, the Company has taken actions to enhance its financial flexibility and increase available liquidity. Highlights include the following:

•During the second quarter, the Company completed its previously announced common stock offering, which resulted in approximately $49.6 million in proceeds, net of underwriting discounts, commissions and issuance expenses.  The Company used $9.8 million of these proceeds to pay down debt.

•The Company’s cash balance as of June 28, 2020 was approximately $96.1 million; at the end of the second quarter, the Company had $135.2 million in debt outstanding under its senior credit facility.

•As previously announced, the Company has suspended all new restaurant construction and non-essential capital expenditures, which is expected to lower 2020 capital expenditures by over $35 million. The Company also has suspended its quarterly cash dividend and share repurchases, made significant reductions in ongoing operating expenses, permanently closed five Company-owned restaurants, and terminated leases at two of the seven locations that were under construction.

•As a result of these actions, the Company’s average weekly cash-burn rate during the second quarter was approximately $1.2 million per week, which includes approximately $3.0 million in rent payments during the quarter.

Review of second quarter 2020 operating results

Restaurant sales in the second quarter of 2020 were $27.0 million compared to $104.0 million in the second quarter of 2019.

Company-owned Sales

•Comparable restaurant sales at Company-owned restaurants decreased 74.1% compared to the second quarter of 2019, which consisted of a 68.6% decrease in traffic, as measured by entrees, and a 17.4% decrease in average check which was largely due to less alcohol sales on take-out and delivery orders in April.

•At the end of the second quarter, 71 Company-owned Ruth’s Chris Steak House restaurants were in operation, which included 59 restaurants offering limited capacity dining room service and 12 restaurants offering to-go and delivery service only.  This compares to 78 Ruth’s Chris Steak House restaurants in operation at the end of the second quarter of 2019.

Franchise Income

•Franchise income in the second quarter of 2020 was $1.0 million compared to $4.4 million in the second quarter of 2019. The reduction in franchise income was due to decreased franchise operations and the forgiveness of franchise royalties as a result of dining room closures caused by COVID-19.

•At the end of the second quarter, 66 franchisee-owned Ruth’s Chris Steak House restaurants were in operation including 64 restaurants offering limited capacity dining room service and 2 restaurants offering to-go and delivery service only.  Six franchised restaurants remain temporarily closed and a franchisee has permanently closed one location in Charleston, SC.  76 franchised restaurants were open at the end of the second quarter of 2019.

Operating Expenses

•Food and beverage costs decreased $21.0 million (72.3%) from the second quarter of 2019.  As a percentage of restaurant sales, food and beverage costs were 29.8% as compared to 27.9% in the second quarter of 2019.  Total beef costs increased 5.5% from the second quarter of 2019.

•Restaurant operating expenses decreased $24.9 million (48.6%) from the second quarter of 2019.

•Marketing and advertising costs decreased $2.6 million (63.9%) from the second quarter of 2019.

•General and administrative expenses decreased $1.9 million (20.9%) from the second quarter of 2019.

•Pre-opening costs were $304 thousand in the second quarter of 2020, compared to $244 thousand in the second quarter of 2019.  The pre-opening costs in 2020 were related to rent accruals for unopened locations where the Company has taken possession of the property.

Financial Outlook

Due to the ongoing uncertainty around the duration and severity of the COVID-19 pandemic, the Company has withdrawn its financial guidance for fiscal year 2020.  As of July 28th, the Company’s cash balance was $94.0 million.  While the Company’s cash burn has improved as restaurants have re-opened, the Company currently expects weekly cash burn for the third quarter to be approximately $1.0 million per week, which excludes out of period rent payments and closure costs.

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss second quarter 2020 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl J. Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 201-689-8470. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 13707106. The replay will be available until Friday, August 7th, 2020. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, cash burn rate, our effective tax rate and the impact of healthcare inflation and recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the negative impact the COVID-19 pandemic has had and will continue to have on our business, financial condition and results of operations; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; political conditions, civil unrest or other developments and risks in the markets where the Company’s restaurants are located; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; gains or losses on lease modifications; the impact of litigation; the restrictions imposed by the Company’s credit agreement; changes in, or the suspension or discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; and the inability to secure additional financing on terms acceptable to the Company. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH’S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations – Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2020	2019	2020	2019

Revenues:
Restaurant sales	$26,978	$104,017	$130,018	$217,003
Franchise income	956	4,421	4,582	8,979
Other operating income	483	1,805	2,353	4,002
Total revenues	28,417	110,243	136,953	229,984
Costs and expenses:
Food and beverage costs	8,030	29,023	38,657	60,871
Restaurant operating expenses	26,273	51,156	81,827	104,759
Marketing and advertising	1,487	4,121	4,925	7,751
General and administrative costs	7,066	8,929	15,095	17,681
Depreciation and amortization expenses	5,522	5,124	11,345	10,092
Pre-opening costs	304	244	781	341
Gain on lease modifications	(488)	—	(488)	—
Loss on impairment	4,283	—	12,980	—
Total costs and expenses	52,477	98,597	165,122	201,495
Operating income (loss)	(24,060)	11,646	(28,169)	28,489
Other income (expense):
Interest expense, net	(1,291)	(417)	(1,919)	(822)
Other	3	13	36	15
Income (loss) before income taxes	(25,348)	11,242	(30,052)	27,682
Income tax expense (benefit)	(7,750)	1,933	(8,636)	4,462
Net income (loss)	$(17,598)	$9,309	$(21,416)	$23,220

Basic earnings (loss) per share	$(0.59)	$0.32	$(0.74)	$0.79

Diluted earnings (loss) per share	$(0.59)	$0.31	$(0.74)	$0.78

Shares used in computing net income per common share:
Basic	29,951,332	29,252,651	29,119,296	29,264,076
Diluted	29,951,332	29,726,102	29,119,296	29,768,702
Dividends declared per common share	$-	$0.13	$0.15	$0.26

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding loss on impairments, acquisition costs, severence payments, gain on lease modifications and certain discrete income tax items. We exclude the impact of the acquisition related costs and loss on impairment, and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure – Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2020	2019	2020	2019
GAAP Net income (loss)	$(17,598)	$9,309	$(21,416)	$23,220
GAAP Income tax expense (benefit)	(7,750)	1,933	(8,636)	4,462
GAAP Income from continuing operations before income taxes	(25,348)	11,242	(30,052)	27,682
Adjustments:
Franchisee acquisition costs	—	71	—	110
Severence payments	330	—	330	—
Gain on lease modifications	(488)	—	(488)	—
Loss on impairment	4,283	—	12,980	—
Adjusted net income before income taxes	(21,223)	11,313	(17,230)	27,792
Adjusted income tax expense (1)	6,712	(1,950)	5,412	(4,488)
Impact of excluding certain discrete income tax items	175	(122)	96	(605)
Non-GAAP net income	$(14,336)	$9,241	$(11,722)	$22,699

GAAP diluted earnings (loss) per common share	$(0.59)	$0.31	$(0.74)	$0.78

Non-GAAP diluted earnings per common share	$(0.48)	$0.31	$(0.40)	$0.76

Weighted-average number of common shares outstanding - diluted	29,951,332	29,726,102	29,119,296	29,768,702

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.